Exhibit 99.1

IR Contact
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI Reports Second Quarter Financial Results

HIGHTSTOWN, NJ, and PALM BEACH, FL—August 14, 2008—QSGI Inc. (OTCBB: QSGI), the most comprehensive provider of information technology services to help corporations better manage IT assets, data center maintenance expenses, and ensure best practices for data security and regulatory compliance, today reported financial results for the three months ending June 30, 2008.

Recent Developments:
▪	16% increase in services revenue, reflecting additional business from existing accounts as well as 4 new data center maintenance customers and 3 new end-user data security & compliance customers
▪	Signed on first customer through newly-formed strategic alliance with IBM Global Financing (IGF) for on-site auditing and data erasure services
▪	Completed acquisition of Contemporary Computer Services, Inc. (CCSI) in July 2008
▪	Secured $10 million senior credit facility from Victory Park Capital to replace existing $7.5 million asset based working capital facility

Marc Sherman, chairman and chief executive officer of QSGI, commented, “The events of the second quarter have strengthened the foundation from which our transition into a full service, nationwide data center maintenance and IT services organization was launched earlier this year.  The transition is well underway with the acquisition of CCSI and the winding down of our data center hardware business, which continued to negatively impact our overall results during the second quarter.  At the same time we have begun to de-emphasize our OEM wholesale remarketing of distributed computing equipment (desktops, notebooks, servers) and instead focus our sales efforts on the higher margin end-user auditing and erasure services. As a result, our lower margin product revenues were down substantially, offset by a 16% increase in services revenue, which includes both our data center maintenance and end-user data security and compliance services.  This shift will become even more apparent as we begin to recognize revenues from our CCSI acquisition.  Overall, our strategic initiatives have been orchestrated to maximize new business opportunities, increase efficiencies, improve margins and ensure sustained profitability.”

“CCSI’s exemplary team of professionals and impressive customer base consisting of corporate, educational and government entities are fertile ground for providing our full range of services which now include a network operating center (NOC) for performance management and fault management services that are done remotely from a central location.  CCSI, now operating through a wholly-owned subsidiary of QSGI since completing the acquisition in early July, has already signed [four] new customer agreements across its service offerings, with more in the pipeline.  CCSI generated approximately $13.7 million in revenue in 2007, up from $11.0 million in 2006 and generated EBITDA of approximately $2.1 million in 2007.  As we continue to gain critical mass in the market place, we are finding that more and more of our business is being derived from customer referrals and contract expansions from existing customers.  This appears to be a trend among both QSGI’s and CCSI’s customers.  We view this as validation of the quality of our services and an indication of customer satisfaction.  We plan to build upon this strong foundation in the months and years ahead.”

“Our recent alliance with IBM Global Financing (IGF) for on-site auditing and data erasure services has already resulted in a large new customer and based upon indications from IBM we continue to be hopeful it will expand in scope.  A pilot program with IGF was initiated in April 2008 under which IGF will offer its customers QSGI’s on-site data audit and erasure services for enterprise storage systems within data centers and in the corporate environment.  We continue to work hard to ensure success with our pilot and we collectively feel this program will be a winner for both QSGI and IBM.  We have more opportunities with IBM's sales force then ever and some of these are large in scope and overall program term. New laws now being enforced, such as the state of Connecticut, which recently implemented new rules with respect to data erasure and disposal, further validate our services.  Importantly, we believe that IBM’s strong brand recognition will shorten the selling cycle for these services.”

Mr. Sherman concluded, “Even in a challenging economic environment, the value proposition that QSGI offers can benefit companies seeking to cut expenses for needed IT services.  With our expanded product offerings, recurring revenue streams, and new alliance with IGF, the foundation is now built for solid performance and steady growth in financial performance.”

Total revenue for the second quarter of 2008 was $6.1 million, as compared with $9.7 million for the same period in 2007.  The decline in revenue reflects a decrease in IT product remarketing revenue to $4.1 million from $8.0 million for the same period last year, offset by a 16% increase in services revenue to $2.0 million from $1.7 million for the same period last year.  The decline in product revenue was primarily related to the Data Center Hardware division, reflecting the anti-competitive change in business practice instituted by a major OEM that affected QSGI and the entire industry, as previously disclosed, coupled with a decline in wholesale remarketing revenue within the Data Security and Compliance division.  Gross profit for the company was $1.1 million, compared to gross profit of $2.5 million in the second quarter of 2007.  The decline in gross profit reflects QSGI’s de-emphasis of its wholesale remarketing revenue, a sharp decline in the Data Center Hardware division and non-cash expenses associated with conservatively increasing reserves on inventory by $230,000.  Selling, general and administrative expenses were $2.5 million versus $2.4 million for the same period last year, which included $215,000 relating to fees paid to our former lender, and to consultants and attorneys associated with our prior lender.    Net loss available to common stockholders for the second quarter of 2008 was $1.9 million or $0.06 per share, compared to a net loss of $145,000, or $0.00per share, for the same period in 2007.

Conference Call

QSGI will host a conference call at 11 a.m. Eastern Time, today, August 14, 2008. During the call, Marc Sherman, chairman and chief executive officer, Seth Grossman, president and chief operating officer, and Ed Cummings, chief financial officer, will discuss the Company’s quarterly performance and financial results. The telephone number for the conference call is (201) 689-8054. A live webcast of the call will also be available on the company's website, www.QSGI.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The webcast will be archived on the site, and investors will be able to access an encore recording of the conference call for one week by calling (201) 612-7415 and entering account #286, ID #294038. The encore recording will be available two hours after the conference call has concluded.

About QSGI

QSGI provides a full suite of information technology services to help corporations and governmental agencies better manage hardware assets, reduce maintenance expenses, build best practices for data security and assure regulatory compliance. With a focus on the entire range of IT platforms - from mainframes, midrange servers and PC, to network infrastructure and enterprise storage hardware, the services offered by QSGI are specifically designed to reduce total cost of ownership for IT assets and maximize the clients' return on their IT investment.

For enterprise class hardware in the data center, QSGI offers hardware maintenance services, hardware environment planning and consultation, refurbished whole systems, parts, features, upgrades and add-ons. Additionally, for desktop IT assets, servers and SAN products, QSGI offers a range of end-of-life services that include: automated asset auditing, Department of Defense (DOD) level data destruction, documentation for regulatory compliance, hardware refurbishment with worldwide remarketing or proper IT asset recycling.

Additionally, through its acquisition of Contemporary Computer Services, Inc. (CCSI), an enterprise class IT services provider with an extensive list of corporate, educational, and government customers, QSGI also performs network design, implementation, and monthly maintenance services on corporations’ networking infrastructure as well as 24/7 IT monitoring and diagnostics through its North American Network Operating Center (NOC).

Given the sensitive nature of the company's client relationships, it does not provide the names of its clients. Additional information about the company is available at www.qsgi.com.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results.  QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

(tables follow)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2008	2007

Assets

Current Assets
Cash and cash equivalents	$141,682	$127,723
Accounts receivable, net of reserve of $1,070,280 and $955,599 in 2008 and 2007, respectively	2,028,068	3,853,362
Inventories	5,604,347	6,578,031
Prepaid expenses and other assets	134,213	163,553
Total Current Assets	7,908,310	10,722,669
Property and Equipment, Net	260,575	286,766
Goodwill	1,489,621	1,489,621
Intangibles, Net	389,822	470,348
Other Assets	549,113	448,066

	$10,597,441	$13,417,470

Liabilities And Stockholders’ Equity (Deficit)
Current Liabilities
Revolving line of credit, net of original issue discount	$3,142,273	$3,754,061
Accounts payable	1,934,054	1,109,940
Accrued expenses	614,922	654,461
Accrued payroll	78,564	88,818
Deferred revenue	269,352	439,865
Other liabilities	259,229	311,610
Total Current Liabilities	6,298,394	6,358,755

Long-Term Deferred Revenue	27,650	142,772
Deferred Income Taxes	27,300	27,300
Total Liabilities	6,353,344	6,528,827

Redeemable Convertible Preferred Stock	4,248,154	4,238,685

Stockholders’ Equity (Deficit)
Preferred shares: Authorized 5,000,000 shares in 2008
and 2007, $0.01 par value, none issued	–	–
Common shares: authorized 95,000,000 shares in 2008 and 2007, $0.01 par value; 45,797,716 shares issued and outstanding in 2008, of which 13,500,000 shares were contingent acquisition shares held in escrow; 31,172,716 shares issued and outstanding in 2007	322,977	311,727
Additional paid-in capital	14,204,120	14,134,298
Retained earnings (deficit)	(14,531,154)	(11,796,067)
Total Stockholders’ Equity (Deficit)	(4,057)	2,649,958

	$10,597,441	$13,417,470

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For The Three and Six Months Ended June 30, 2008 and 2007
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Product Revenue	$4,113,245	$7,951,514	$10,388,427	$15,906,683
Service Revenue	1,983,994	1,713,675	3,914,387	3,152,673
Total Revenue	6,097,239	9,665,189	14,302,814	19,059,356

Cost Of Products Sold	4,354,773	6,538,501	10,310,239	12,712,657
Cost Of Services Sold	683,417	633,072	1,361,853	1,176,001
Total Cost Of Sales	5,038,190	7,171,573	11,672,092	13,888,658

Gross Profit	1,059,049	2,493,616	2,630,722	5,170,698

Selling, General And Administrative Expenses	2,486,812	2,378,407	4,758,880	4,993,303

Depreciation And Amortization	208,334	167,709	315,720	339,717

Interest Expense, net	199,792	43,353	256,442	131,192

Loss Before Provision (Benefit) For Income Taxes	(1,835,889)	(95,853)	(2,700,320)	(293,514)

Provision (Benefit) For Income Taxes	8,511	(19,294)	34,767	(78,113)

Net Loss	(1,844,400)	(76,559)	(2,735,087)	(215,401)

Preferred Stock Dividends	64,323	64,323	128,648	127,939

Accretion To Redemption Value of Preferred Stock	4,769	4,493	9,468	8,918

Net Loss Available to Common Stockholders	$(1,913,492)	$(145,375)	$(2,873,203)	$(352,258)

Net Loss Per Common Share – Basic	$(0.06)	$0.00	$(0.09)	$(0.01)
Net Loss Per Common Share – Diluted	$(0.06)	$0.00	$(0.09)	$(0.01)

Weighted Average Number Of Common Shares Outstanding –Basic	31,469,419	31,172,716	31,321,068	31,172,716

Weighted Average Number Of Common Shares Outstanding –Diluted	31,469,419	31,172,716	31,321,068	31,172,716

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Six Months Ended June 30, 2008 and 2007
(Unaudited)

	2008	2007

Cash Flows From Operating Activities
Net Loss	$(2,735,087)	$(215,401)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	315,720	339,717
Non-cash interest expense	16,208
Stock option compensation expense	5,438	7,300
Deferred income taxes	–	(99,170)
Provision for doubtful accounts	194,176	(11,212)
Changes in assets and liabilities:
Accounts receivable	1,631,119	1,551,129
Inventories	973,684	(2,509,350)
Prepaid expenses and other assets	(183,988)	103,347
Accounts payable and accrued expenses	436,304	(454,471)
Net Cash Provided by (Used in) Operating Activities	653,574	(1,288,111)

Cash Used In Investing Activities
Purchases of property and equipment	(71,107)	(85,649)
Net Cash Used In Investing Activities	(71,107)	(85,649)

Cash Flows From Financing Activities
Payment for financing costs	(25,614)	(142,827)
Net amounts borrowed under current revolving lines of credit, net of OID	3,339,815	–
Net amounts borrowed (paid) under previous revolving lines of credit	(3,754,061)	1,872,345
Preferred stock dividends	(128,648)	(127,939)
Net Cash Provided By (Used In) Financing Activities	(568,508)	1,601,579

Net Increase In Cash And Cash Equivalents	13,959	227,819

Cash And Cash Equivalents – Beginning Of Period	127,723	632,948
Cash And Cash Equivalents – End of Period	$141,682	$860,767